UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8‑K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2017

MoSys, Inc.
(Exact name of registrant as specified in its charter)

000‑32929
(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3301 Olcott Street
Santa Clara, California 95054
(Address of principal executive offices, with zip code)

(408) 418‑7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b‑2 of the Securities Exchange Act of 1934 (17 CFR 240.12b‑2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective September 26, 2017, the board of directors (the “Board”) of MoSys, Inc. (the “Company”) appointed Daniel Lewis and Daniel O’Neil to the Board to fill two vacancies. Messrs. Lewis and O’Neil will serve on the Board’s audit committee (the “Audit Committee”), with Mr. O’Neil serving as the chair of the Audit Committee and as an additional financial expert on the committee. Mr. Lewis will serve on the Board’s compensation committee (the “Compensation Committee”).

Mr. Lewis has served as the managing member and an owner of GMS Manufacturing Solution LLC, which provides engineering services to manufacturing companies, since 2013. From 2001 to 2013, he served as chief executive officer of View Box Group, LLC, which provides management consulting services to small businesses. Prior to 2001, Mr. Lewis previously served as vice president of worldwide sales at both Xicor, Inc. and Integrated Device Technology, Inc. Mr. Lewis has also held various sales and technical positions with Accelerant Networks, Inc. Intel Corporation, Zilog, Inc. and Digital Equipment Corporation. Mr. Lewis holds a B.S. in Electrical Engineering from the University of Michigan.

Mr. O’Neil has served as a partner at Acme Strategy, LLC, a provider of strategic consulting and advisory services, which he founded, since 2010. From 2008 to 2010, he served as an investment banker at Signal Hill Capital Group LLC. Prior to 2008, Mr. O’Neil held business development and investment banking positions at Energy Services Group, Deutsche Bank AG and BT Alex. Brown. Mr. O’Neil holds an AB from Harvard College and an MBA from the Stanford University Graduate School of Business.

On September 26, 2017, the Board also approved the Company’s standard independent director compensation program. Pursuant to this program, outside directors will be paid the following annual retainers:

•	$30,000 for service as a Board member;
•	$3,000 for service as chair of the Audit Committee; and
•	$1,500 for service as chair of the Compensation Committee.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000, and in which either of Messrs. Lewis or O’Neil had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S‑K. No arrangement or understanding exists between either Mr. Lewis or Mr. O’Neil and any other person pursuant to which either was selected as a director of the Company. In addition, Messrs. Lewis and O’Neil and the Company will enter into the Company’s standard form of indemnification agreement for directors.

As a result of these new director appointments, the Company believes the composition of its Board now meets the requirements of The NASDAQ Stock Market (“Nasdaq”) Listing Rule 5605 and will so notify Nasdaq in response to the deficiency notices received from the Listing Qualifications Department of Nasdaq previously disclosed by the Company.

(e) On September 26, 2017, the Compensation Committee approved compensation adjustments for certain executive officers. The Committee increased the annual base salary of James Sullivan from $235,000 to $247,000 effective July 1, 2017, and awarded Mr. Sullivan: a bonus award of $25,000 to be paid in October 2017 and a retention bonus award equal to 5% of his base salary, which will be paid in two equal installments in October 2017 and February 2018, subject to his continued employment with the Company. In addition, the Committee awarded Mr. Sullivan restricted stock units representing the right to receive 35,000 shares of common stock, which will vest in three equal installments on each of January 31, 2018, July 31, 2018 and January 31, 2019.

The Compensation Committee granted John Monson an incentive award with a target amount equal to $60,000 to be paid if he achieves specified sales objectives in 2017. The Compensation Committee also awarded Mr. Monson a retention bonus equal to 5% of his base salary. The retention bonus award will be paid in equal installments in October 2017 and February 2018, subject to his continued employment with the Company. In addition, the Committee awarded Mr. Monson restricted stock units representing the right to receive 35,000 shares of common stock, which will vest in three equal installments on each of January 31, 2018, July 31, 2018 and January 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: October 2, 2017	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer